FIFTH AMENDMENT

TO CREDIT AND GUARANTY AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is dated as of December 15, 2008 and is entered into by and among AMERIGROUP CORPORATION, a Delaware corporation (“Borrower”), certain subsidiaries of Borrower, as Guarantors, the Lenders listed on the signature pages hereto, WACHOVIA CAPITAL MARKETS, LLC (“Wachovia Capital Markets”), as Joint Lead Arranger and Joint Bookrunner, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Joint Lead Arranger, Joint Bookrunner (GSCP and Wachovia Capital Markets in such capacities, the “Arrangers”), and as Syndication Agent (in such capacity, “Syndication Agent”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Issuing Bank (together with its permitted successor in such capacity, “Issuing Bank”), and is made with reference to that certain CREDIT AND GUARANTY AGREEMENT dated as of March 26, 2007 (as amended through the date hereof, the “Credit Agreement”) by and among Borrower, the subsidiaries of Borrower named therein, Lenders, Arrangers, Syndication Agent, Issuing Bank and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Credit Parties have requested that Requisite Lenders and Issuing Bank agree to amend certain provisions of the Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions, Requisite Lenders and Issuing Bank are willing to agree to such amendment relating to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENTS TO CREDIT AGREEMENT

A. Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following defined terms:

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be calculated on a daily basis in a manner consistent with the definition of Adjusted Eurodollar Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (ii) above, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the opening of business on the date of such change.”

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans, (iii) any other Person (other than a natural person) approved by the Administrative Agent, the Issuing Bank, and, in the absence of an Event of Default, the Borrower (each such approval not to be unreasonably withheld or delayed), and (iv) solely for purposes of any purchases of Term Loans in accordance with Section 10.6(i) of this Agreement, the Borrower; provided, other than as set forth in clause (iv) of this definition, neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall be an Eligible Assignee.”

B. Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:

“Borrower Assignment Agreement” means with respect to any assignment to the Borrower pursuant to Section 10.6(i) hereof, an Assignment and Assumption Agreement substantially in the form of Exhibit M, with such amendments or modifications as may be approved by Administrative Agent and the Borrower.

“Borrower Assignment Effective Date” as defined in Section 10.6(i)(iv).

“Borrower Loan Purchase” means any purchase of the Term Loans by the Borrower pursuant to Section 10.6(i).

“Clearing Price” as defined in the Offer Document.

“Expiration Time” as defined in the Offer Document.

“Fifth Amendment Closing Date” means December 15, 2008.

“Maximum Offer Amount” as defined in the Offer Document.

“Maximum Permitted Offer” as defined in Section 10.6(i)(i).

“Maximum Purchase Price” as defined in the Offer Document.

“Offer” as defined in Section 10.6(i)(i).

“Offer Document” means a Notice of an Offer to Purchase by the Borrower, together with all attachments thereto, all in the form of Exhibit N, as the same may be amended or modified from time to time.

“Purchase Notice” as defined in Section 10.6(i)(i).

C. Section 2.14(e)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2007; provided that for the Fiscal Year ending December 31, 2007 only, the calculation of Excess Cash Flow under this Section 2.14(d)(i) shall include only the third and fourth fiscal quarters of 2007), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans and any purchases, repayments, retirements or cancellation of Term Loans in an amount equal to the actual amount paid in cash for such purchases, repayments, retirements or cancellation of Term Loans in accordance with Section 10.6(i) hereof (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided, that if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.2(a) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be 1.50:1.00 or less, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Excess Cash Flow minus (ii) voluntary repayments of the Loans and any purchases, repayments, retirements or cancellation of Term Loans in an amount equal to the actual amount paid in cash for such purchases, repayments, retirements or cancellation of Term Loans in accordance with Section 10.6(i) hereof (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).”

D. Section 2.17 of the Credit Agreement is hereby amended by adding the following new sentence at the conclusion thereof:

“The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it (including, without limitation, pursuant to Section 10.6).”

E. Section 6.1 of the Credit Agreement is hereby amended by:

(a) deleting “and” at the end of Section 6.1(s);

(b) replacing the period at the end of Section 6.1(t) with “; and”;

(c) inserting a new Section 6.1(u) immediately after Section 6.1(t) as follows:

“(u) Liens on certain cash collateral required to be deposited in order to cash collateralize Indebtedness permitted by Section 6.3(o).”

F. Section 6.2(k) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(k) Permitted Acquisitions, the consideration for which constitutes (i) less than $40,000,000 in the aggregate in any Fiscal Year, and (ii) less than $100,000,000 in the aggregate from the Fifth Amendment Closing Date to the date of determination;”

G. Section 6.3 of the Credit Agreement is hereby amended by:

(a) deleting “and” at the end of Section 6.3(m);

(b) replacing the period at the end of Section 6.3(n) with “; and”; and

(c) inserting a new Section 6.3(o) immediately after Section 6.3(n) as follows:

“(o) secured Indebtedness of Borrower or any of its Subsidiaries consisting of letters of credit in an aggregate principal amount of up to $30,000,000 at any time outstanding.”

H. Section 6.6(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Borrower may (x) during any Fiscal Year, make Restricted Junior Payments of up to $20,000,000 plus 50% of the Borrower Net Income (or, if Borrower Net Income is negative, 100% of the Borrower Net Income) for the prior Fiscal Year (it being agreed that any charges related to the Judgment or any settlement thereof (not to exceed the size of the Credit Facilities) shall be excluded from the calculation of Borrower Net Income in this Section 6.6(ii)(x)) plus only with respect to Restricted Junior Payments made within the six month period beginning on the Fifth Amendment Closing Date, up to 50% of the $50,000,000 aggregate amount provided in the following clause (y) not used in such six month period for the purchase of Convertible Senior Notes and (y) within six months after the Fifth Amendment Closing Date, purchase Convertible Senior Notes and warrants related thereto in an aggregate amount not to exceed $50,000,000, so long as, in the case of any Restricted Junior Payment made pursuant to this clause (ii), (a) no Default or Event of Default shall have occurred and be continuing at the time of such payment or exist immediately after giving effect thereto and (b) the Borrower shall have delivered to the Administrative Agent a compliance certificate signed by an Authorized Officer demonstrating compliance with the financial covenants hereunder and a Minimum Liquidity of not less than $100,000,000, in each case, after giving effect to the subject Restricted Junior Payment and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date; provided, however, that (A) the Minimum Liquidity condition shall not apply to any distribution in the form of cash settlements with respect to either the Spread Overlay Agreements in accordance with the terms thereof or the early conversion of the Convertible Senior Notes in accordance with the terms thereof and (B) the Minimum Liquidity condition shall only apply to Restricted Junior Payments (other than those described in the preceding clause (A)) in excess of an aggregate amount of $20,000,000 of such Restricted Junior Payments made pursuant to this clause (ii),”

I. Section 6.7(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Indebtedness (other than the purchase of Convertible Senior Notes and warrants related thereto as permitted under Section 6.6, the Indebtedness under the Credit Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Indebtedness.”

J. Section 6.18 of the Credit Agreement is hereby amended by inserting the following proviso at the conclusion thereof:

“; provided further, however, that the purchase of Convertible Senior Notes and warrants related thereto as permitted under Section 6.6 and any amendments to Interest Rate Agreements related to the purchase of such Convertible Senior Notes are expressly permitted hereunder.”

K. Section 10.6(c) of the Credit Agreement is hereby amended by:

(a) deleting “and” at the end of Section 10.6(c)(i);

(b) replacing the period at the end of Section 10.6(c)(ii) with “; and”;

(c) inserting a new Section 10.6(c)(iii) immediately after Section 10.6(c)(ii) as follows:

“(iii) to any Person meeting the criteria of clause (iv) of the definition of the term “Eligible Assignee” upon the giving of prompt notice to Administrative Agent.”

L. Section 10.6 of the Credit Agreement is hereby amended by inserting a new Section 10.6(i) immediately after the end of Section 10.6(h) as follows:

“(i) Certain Permitted Term Loan Purchases. Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the proceeds of Revolving Loans are not used for any Borrower Loan Purchases otherwise permitted under this Section 10.6(i), the Borrower may purchase outstanding Term Loans on the following basis:

(i) At any time prior to December 31, 2009, the Borrower may notify the Administrative Agent in the form of Exhibit O hereto (each, a “Purchase Notice”) that it wishes to make one or more offers to Lenders to purchase the Term Loans pursuant to the Offer Document (each, an “Offer”) in an aggregate amount specified by the Borrower, with such Offer to be consummated pursuant to the terms of the Borrower Assignment Agreement. The Borrower shall have the right, in accordance with the procedures in the Offer Document, to purchase the Term Loans, for cash, at a purchase price determined in accordance with the Offer set forth in the Offer Document; provided that no Offer in accordance with the terms of this Section 10.6(i) shall be (A) less than $5,000,000 in aggregate principal amount of the outstanding Term Loans for each Offer undertaken by the Borrower (or such lesser amount as shall constitute the aggregate unused amount of the Maximum Permitted Offer), and (B) more than the aggregate principal amount of the outstanding Term Loans for all Offers undertaken by the Borrower (the “Maximum Permitted Offer”); and provided further that, each assignment of Term Loans pursuant to this Section 10.6(i)(i) shall be in an aggregate amount of not less than $500,000 (or such lesser amount (x) as may be agreed to by Borrower and Administrative Agent, (y) as shall constitute the aggregate amount of the Term Loans of the assigning Lender, or (z) as shall constitute the aggregate pro rata share of the Term Loans of the assigning Lender in the event of pro ration as contemplated in the Offer Document).

(ii) In connection with any assignment pursuant to Section 10.6(i), each of the assigning Lender and the Borrower in its capacity as purchaser of the tendered Term Loans acknowledges as of the Borrower Assignment Effective Date that (i) the Borrower Loan Purchase and the assignment are in accordance with the terms of Section 10.6(i), (ii) the other party to the Borrower Assignment Agreement currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties that is not known to it and that may be material to a decision to enter into the Borrower Assignment Agreement (“Excluded Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into the Borrower Assignment Agreement and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (iv) the other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with such assignment; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in the Standard Terms and Conditions set forth in the Borrower Assignment Agreement. Each of the assigning Lender and the Borrower in its capacity as purchaser of the tendered Term Loans further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(iii) The Borrower acknowledges and agrees that it will make payment of the purchase price for Term Loans accepted for payment pursuant to the Offer Documents by transmitting funds directly to the assigning Lender in accordance with the terms of the Offer Document.

(iv) Assignment of any Borrower Loan Purchases shall be effective upon recordation in the Register (in the manner set forth below) by the Administrative Agent following receipt of a fully executed Borrower Assignment Agreement effecting the assignment thereof (as provided in Section 10.6(d)). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Borrower Assignment Effective Date.” The provisions of Section 10.6(b) shall not be applicable to any Borrower Loan Purchases consummated pursuant to Section 10.6(i).

(v) No Borrower Loan Purchase pursuant to this Section 10.6(i) shall be deemed to be a voluntary prepayment pursuant to Section 2.13, Section 2.14, Section 2.15, Section 2.16 or Section 2.17 hereunder.

(vi) Following a Borrower Loan Purchase, no interest shall accrue from and after the Borrower Assignment Effective Date on any Term Loans purchased by the Borrower and such purchased Term Loans shall be deemed cancelled or retired for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Credit Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Credit Document, (D) the determination of Requisite Lenders, (E) the calculation of the financial covenants set forth in Section 6.15, or for any similar or related purpose, under this Agreement or any other Credit Document.

(vii) The Lenders hereby consent to the transactions described in this Section 10.6(i) and waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.13, 2.15, 2.16, 2.17 and 10.6 (other than Section 10.6(i))) and any other Credit Document that might otherwise result in a breach of this Agreement, a Default or an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase.

(viii) The provisions of this Section 10.6(i) shall not require the Borrower to undertake and consummate any Offer; provided that to the extent the Borrower undertakes to consummate any Offer, it shall purchase the principal amount of all validly tendered Term Loans at or below the Clearing Price up to the Maximum Offer Amount. Notwithstanding anything herein to the contrary, to the extent the Borrower terminates, cancels or withdraws any Offer, it shall not be permitted to submit another Purchase Notice to the Administrative Agent for a period of ten consecutive Business Days.”

M. The Exhibits to the Credit Agreement are hereby amended by adding the following new Exhibits thereto as set forth in Annex I attached hereto:

“Exhibit MBorrower Assignment Agreement
Exhibit NOffer Document
Exhibit OPurchase Notice”
SECTION II.	AMENDMENT FEE

As consideration for the execution and delivery of this Amendment, the Borrower shall pay to Administrative Agent, for the ratable benefit of those Lenders who have executed and delivered this Amendment on or before the Fifth Amendment Effective Date (the “Consenting Lenders”), an amendment fee (the “Amendment Fee”), in an amount equal to the greater of (i) the product of (a) 0.25% multiplied by (b) the sum of (x) the aggregate Revolving Commitments then in effect plus (y) the aggregate Term Loans then outstanding, to be allocated among the Consenting Lenders based on their pro rata share of the sum of (A) aggregate Revolving Exposure of all Consenting Lenders plus (B) the aggregate Term Loan Exposure of all Consenting Lenders and (ii) such other amount agreed upon between the Borrower and Administrative Agent, which fee shall be non-refundable and fully earned and payable on the Fifth Amendment Effective Date.

SECTION III. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Fifth Amendment Effective Date”):

A. Execution. Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by each of the Credit Parties, the Requisite Lenders and Issuing Bank.

B. Necessary Consents and Other Documents. Each Credit Party shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Amendment and Administrative Agent and Lenders shall have received such other documents, information or agreements regarding the Credit Parties as Administrative Agent or Collateral Agent may reasonably request.

C. Fees and Expenses. The Borrower shall have paid to Administrative Agent, for the ratable benefit of the Consenting Lenders, the Amendment Fee in immediately available funds. The Borrower shall have paid, in each case to the extent invoiced prior to the Fifth Amendment Effective Date, all reasonable disbursements, fees and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment (including, without limitation, the reasonable disbursements, fees and expenses of Latham & Watkins LLP, counsel for the Administrative Agent with respect thereto) in immediately available funds.

SECTION IV. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Credit Party which is a party hereto represents and warrants to each Lender that the following statements are true and correct in all material respects:

A. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 4 of the Credit Agreement are and will be true and correct in all material respects on and as of the Fifth Amendment Effective Date with respect to this Amendment and the Credit Agreement as amended by this Amendment to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

B. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

SECTION V. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Credit Documents.

(i) On and after the Fifth Amendment Effective Date, each reference in the Credit Agreement to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor hereby reaffirms its guaranty of the Obligations and the Liens securing those guaranties, notwithstanding the effectiveness of this Amendment.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Credit Documents.

B. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

D. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

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AMERIGROUP CORPORATION

By:
Name:
Title:

PHP HOLDINGS, INC.

By:
Name:
Title:

AMERIGROUP HEALTH SOLUTIONS, INC.

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender

By:
Name:
Title:

,

as a Lender

By:
Name:
Title:

ANNEX I TO FIFTH AMENDMENT TO CREDIT AGREEMENT

EXHIBIT M

Borrower Assignment Agreement
(to be used solely with the Offer)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Borrower Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and Amerigroup Corporation, a Delaware corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and Section 10.6(i) of the Credit Agreement, as of the Borrower Assignment Effective Date, which shall be inserted by the Administrative Agent as contemplated in Section 10.6(i)(iii) of the Credit Agreement, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Term Loans (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	—
2.	Assignee:	Amerigroup Corporation
3.	Borrower:	Amerigroup Corporation
4.	Administrative Agent:	Wachovia Bank, National Association, as the
administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit and Guaranty Agreement, dated as of
March 26, 2007, by and among Borrower, certain
subsidiaries of Borrower, the Lenders party
thereto, Wachovia Capital Markets, LLC, as Joint
Lead Arranger and Joint Bookrunner, Goldman Sachs
Credit Partners L.P., as Joint Lead Arranger,
Joint Bookrunner and as Syndication Agent, and
Wachovia Bank, National Association (“Wachovia
Bank”), as Administrative Agent (in such
capacity, the “Administrative Agent”) and as
Issuing Bank. Capitalized terms used but not
defined herein shall have the meanings given to
them in the Credit Agreement

6.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Amount of Term Loans of Lender1

Term Loans	—%

7.	Assigned Interest:

List below the Term Loans to be assigned by Assignor to Assignee subject to the terms and conditions of the Offer, including, without limitation, the pro rata reduction procedures set forth in the Offer Document.

Purchase Price at which Term Loans are being tendered to Assignee (per $1,000 principal amount)2	Principal Face Amount of Term Loans to be Assigned to Assignee subject to pro rata reduction 3	Pro Rated Principal Amount of Term Loans Assigned4	Percentage Assigned of Term Loans5

$	$	$	%

Borrower Assignment Effective Date:      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE BORROWER ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]
Notices:
AMERIGROUP CORPORATION Notices:
Attention: Telecopier: with a copy to:	— 4425 Corporation Lane Virginia Beach, Virginia 23462 Attention: James W. Truess Telecopier: (757) 473-2738 with a copy to:
Attention: Telecopier: Wire Instructions:	4425 Corporation Lane Virginia Beach, Virginia 23462 Attention: Stanley F. Baldwin Telecopier: (757) 557-6743 Wire Instructions:

9. The Assignor acknowledges and agrees that (i) tenders of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions contained in the Offer Documents; (ii) validly tendered Term Loans will be deemed to have been accepted by the Assignee if and when the Assignee gives written notice of acceptance to the Administrative Agent; and (iii) it will not have any withdrawal rights with respect to any tender of its Term Loans.

10. The Assignee acknowledges and agrees that from and after the Borrower Assignment Effective Date, no interest shall accrue and any Term Loans assigned by the Assignor shall be deemed cancelled for all purposes and no longer outstanding.

[Signatures on the Following Page]

1 Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

2 To be completed by Assignor.

3 To be completed by Assignor.

4 To be completed by the Administrative Agent based on the pro ration procedures set forth in the Offer Documents.

5 To be completed by the Administrative Agent, set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

The Assignor acknowledges and agrees that tenders of its Term Loans pursuant to the procedures described in the Offer Document constitute the Assignor’s acceptance of the terms and conditions (including the pro ration procedures) contained in the Offer Documents and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
AMERIGROUP CORPORATION

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

SECTION VI. Representations and Warranties.

6.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (except the liens created and permitted under Section 10.6(h) of the Credit Agreement, which liens shall be automatically released upon the transfer of the Assigned Interest to the Assignee) and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (as amended, herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document; and (c) it has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Purchase Offer (as defined in the Offer Documents) set forth in the Offer Documents. The Assignor will, upon request, execute and deliver any additional documents deemed by the Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest.

6.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of clause (iv) of the definition of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same-day funds to the Assignor on the Borrower Assignment Effective Date, and (iv) from and after the Borrower Assignment Effective Date, no interest shall accrue and any Term Loans assigned by the Assignor shall be deemed cancelled for all purposes and no longer outstanding.

6.3	Each of Assignor and Assignee acknowledges that (i) this Assignment is in accordance with the terms of Section 10.6(i) of the Credit Agreement, (ii) the other party currently may have, and later may come into possession of, information regarding the Credit Documents or the Credit Parties that is not known to it and that may be material to a decision to enter into the Assignment (“Excluded Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into the Assignment and to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Excluded Information and (iv) the other party shall have no liability to it, and it hereby to the extent permitted by law waives and releases any claims it may have against the other party under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with this Assignment; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in these Standard Terms and Conditions. Each of Assignor and Assignee further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders in the Credit Agreement.

6.4	Each of Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

SECTION VII. SECTION VIII.	Payments. From and after the Borrower Assignment Effective
Date, the Administrative Agent shall make all payments of
interest in respect of the Assigned Interest (excluding
payments of principal) to the Assignor for amounts which have accrued to but excluding the Borrower Assignment Effective
Date. No interest shall accrue from and after the Borrower
Assignment Effective Date and the Assigned Interest shall be deemed cancelled for all purposes and no longer outstanding.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their
respective successors and assigns. This Assignment may be
executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be
effective as delivery of a manually executed counterpart of
this Assignment. This Assignment shall be governed by, and
construed in accordance with, the internal laws of the State of
New York without regard to conflict of laws principles thereof.

EXHIBIT N

NOTICE OF AN OFFER TO PURCHASE

Offer to Purchase for Cash the Outstanding Term Loans listed below in the Maximum Offer Amount specified below at a Purchase Price Not Greater than the Maximum Purchase Price specified below Nor
Less than the Minimum Purchase Price specified below

Outstanding Loans	Maximum Offer Amount	Maximum Purchase Price (per $1,000 principal face amount)	Minimum Purchase Price (per $1,000 principal face amount)

Term Loans	$[ ]	$[ ]	$[ ]

The offer to purchase (as set forth herein, the “Purchase Offer”) Term Loans (as defined in the Credit Agreement (as defined herein)) will expire at [TIME], New York City time, on [DATE] (the “Expiration Time”). Lenders (as defined in the Credit Agreement) owning Term Loans seeking to accept the Purchase Offer must send in via facsimile or email to the attention of Mike Clawson (Fax. No.: (704) 383-0550; email: michael.clawson@wachovia.com) an offer in the form of Annex A hereto (the “Sale Offer”) and a validly executed Assignment and Assumption Agreement in the form of Annex B hereto, in each case prior to the Expiration Time.

Subject to the terms and conditions in this Notice of an Offer to Purchase, the Outline of Auction Mechanics (the “Auction Mechanics”) and the related documents (collectively, the “Offer Documents”), Amerigroup Corporation (“we”, “us” or “Purchaser”) is offering to purchase for cash $[     ] (such amount, the “Maximum Offer Amount”) in aggregate principal face amount of Term Loans outstanding under the Credit Agreement at a purchase price not greater than $[     ] (such amount, the “Maximum Purchase Price”) nor less than $[     ] (such amount, the “Minimum Purchase Price”) per $1,000 principal face amount at a price determined by the “Modified Dutch Auction” procedures described below. The Purchaser may increase the Maximum Offer Amount at any time, and from time to time, prior to the fifth Business Day after the Administrative Agent has initially determined the Clearing Price (as defined below). If the Purchaser so elects, the Administrative Agent, in consultation with the Purchaser, shall redetermine the Clearing Price based on such increased Maximum Offer Amount.

Under the “Modified Dutch Auction” procedures we are using, the Administrative Agent (defined below) in consultation with us will select the lowest purchase price (the “Clearing Price”) that will allow us to purchase the Maximum Offer Amount (or such lesser amount of Term Loans for which we have received the aggregate Sale Offers), at prices not greater than the Maximum Purchase Price nor less than the Minimum Purchase Price per $1,000 principal face amount. First, to the extent the Purchaser elects to purchase Term Loans, all principal amount of validly tendered Term Loans for which Sale Offers are received at a price lower than the Clearing Price will be purchased at the purchase price specified by such participating Lender, and such tendered principal amounts will not be subject to pro ration, and thereafter, all principal amount of Term Loans tendered at the Clearing Price will be acquired at such Clearing Price, subject to pro ration procedures set forth below. We will not purchase any principal amount of Term Loans validly tendered at a price above the Clearing Price. In the event that the aggregate principal amount of Term Loans for which validly executed Sale Offers and Assignment and Assumption Agreements are received (prior to the Expiration Time) exceeds the Maximum Offer Amount and the Purchaser elects to purchase Term Loans pursuant to the Purchase Offer, the Purchaser will purchase all principal amount of Term Loans tendered by the Lenders below the Clearing Price first, and then to the extent of the remaining amounts under the Maximum Offer Amount, the Purchaser will purchase all principal amount of Term Loans tendered by the Lenders at the Clearing Price ratably based on the respective principal amounts of such tendered Term Loans.

Note that not all principal amount of Term Loans accepted for purchase in the Purchase Offer will be purchased at the Clearing Price. If a participating Lender specifies an offer price for principal amount of a Term Loan that is less than the Clearing Price, such Lender will first receive for such principal amount the purchase price specified by such participating Lender and such tendered principal amount will not be subject to proration. Only principal amount of Term Loans tendered at the Clearing Price will be subject to proration.

We intend to disseminate announcements in respect of any amendment, cancellation or termination of the Purchase Offer or extension of the Expiration Time or any other relevant matter to you through Wachovia Bank, National Association, in its capacity as administrative agent (“Administrative Agent”) under the Credit and Guaranty Agreement, dated as of March 26, 2007 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among the Purchaser, certain subsidiaries of the Purchaser, the Lenders party thereto (“Lenders”), Wachovia Capital Markets, LLC, as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Bookrunner and as Syndication Agent, and Wachovia Bank, National Association (“Wachovia Bank”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as Issuing Bank. Neither Wachovia Bank, nor any of its affiliates assumes any responsibility for the accuracy or completeness of the information concerning us, or our affiliates contained in the Offer Documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

NONE OF THE PURCHASER AND THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION PURSUANT TO THE OFFER DOCUMENTS AS TO WHETHER OR NOT LENDERS SHOULD SELL THEIR TERM LOANS TO THE PURCHASER PURSUANT TO THE OFFER DOCUMENTS. EACH LENDER SHOULD MAKE ITS OWN DECISION AS TO WHETHER TO SELL ANY OF ITS TERM LOAN AND IF SO, THE PRINCIPAL AMOUNT OF, AND WITH RESPECT TO SALES, THE PRICE TO BE SOUGHT FOR, SUCH TERM LOANS. IN ADDITION, EACH LENDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR OR TAX ADVISOR AS TO LEGAL, BUSINESS, TAX AND RELATED MATTERS CONCERNING THIS PURCHASE OFFER AND THE OFFER DOCUMENTS.

All deliveries, correspondence and requests for additional copies of documentation may be directed to the Administrative Agent at the address and telephone numbers set forth below.

The Administrative Agent:

Wachovia Bank, National Association
301 S. College Street
Charlotte, NC 28288-0608
Attn: Loan Trading Desk – Mike Clawson
Email: michael.clawson@wachovia.com
Tel.: (704) 383-9330

Please contact the Administrative Agent if you have any questions about this Purchase Offer or the Offer Documents.

[DATE]

OUTLINE OF AUCTION MECHANICS

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Purchase Offer. None of the Purchaser, its Boards of Directors, the Administrative Agent or any of their respective affiliates makes any recommendation as to whether Lenders should participate in the Purchase Offer. Lenders must make their own decisions as to whether to participate in the Purchase Offer.6 Capitalized terms not otherwise defined in this Outline of Auction Mechanics have the meanings assigned to them in the Notice of an Offer to Purchase.

The Purchaser	Amerigroup Corporation, a Delaware corporation (the “Purchaser”).

Term Loans	All Term Loans (as defined in the Credit
Agreement defined below) outstanding under
the Credit and Guaranty Agreement, dated as
of March 26, 2007 (as amended, amended and
restated, modified or supplemented from time
to time, the “Credit Agreement”), among the
Purchaser, certain subsidiaries of the
Purchaser, the Lenders party thereto
(“Lenders”), Wachovia Capital Markets, LLC,
as Joint Lead Arranger and Joint Bookrunner,
Goldman Sachs Credit Partners L.P., as Joint
Lead Arranger, Joint Bookrunner and as
Syndication Agent, and Wachovia Bank,
National Association (“Wachovia Bank”), as
Administrative Agent (in such capacity, the
“Administrative Agent”) and as Issuing Bank.

The Purchase Offer	The Purchaser is offering to purchase for
cash, on the terms and subject to the
conditions set forth below and in the Offer
Documents, any and all of Term Loans from
Lenders (as set forth herein, the “Purchase
Offer”).
The Purchase Offer is not conditioned on any
minimum aggregate principal amount of Term
Loans being offered by Lenders for sale
(other than the Minimum Assignment Amount (as
defined herein)). If the Purchaser elects to
purchase Term Loans pursuant to the Purchase
Offer and less than the aggregate principal
amount of Term Loans that the Purchaser is
seeking to purchase are offered for sale by
Participating Lenders (defined below), all
principal amount of Term Loans validly
tendered at or below the Clearing Price will
be accepted and the applicable price up to
the Clearing Price will be paid to such
tendering Lenders.
In the event that the aggregate principal
amount of Term Loans for which validly
tendered Sale Offers exceed the Maximum Offer
Amount and the Purchaser elects to purchase
Term Loans pursuant to the Purchase Offer,
the Purchaser will purchase all principal
amount of Term Loans tendered by the Lenders
below the Clearing Price first, and then to
the extent of the remaining amounts under the
Maximum Offer Amount, the Purchaser will
purchase all principal amount of Term Loans
tendered by the Lenders at the Clearing Price
ratably based on the respective principal
amounts of such tendered Term Loans. The
Administrative Agent (in consultation with
the Purchaser) will determine the final pro
ration factor as soon as practicable after
the Expiration Time and will announce such
pro ration factor to the Lenders that have
submitted a Sale Offer (collectively, the
“Participating Lenders”) via Syndtrak; such
determination of the final pro ration factor
will be final and binding on the
Participating Lenders.

Maximum Offer Amount	The Maximum Offer Amount is $[ ].
The Purchaser may increase the Maximum Offer
Amount at any time, and from time to time,
prior to the fifth Business Day after the
Administrative Agent has initially determined
the Clearing Price (as defined below). If
the Purchaser so elects, the Administrative
Agent, in consultation with the Purchaser,
shall redetermine the Clearing Price based on
such increased Maximum Offer Amount.

Purchase Price	The Purchaser is conducting the Purchase
Offer through a procedure commonly called a
“Modified Dutch Auction”. This procedure
allows the tendering Lender to select the
price, within an applicable price range
specified by the Purchaser, at which such
Lender is willing to sell the principal
amount of its Term Loans.
The Purchaser is offering to purchase Term
Loans for cash at a price not greater than
$[     ] nor less than $[     ] per $1,000
principal face amount. The Purchaser will
select the lowest purchase price, which is
referred to herein as the Clearing Price,
that will allow the Purchaser to purchase the
Maximum Offer Amount (or such lesser amount
of Term Loans for which the Purchaser
received the aggregate Sale Offers). To the
extent the Purchase Offer is not cancelled,
withdrawn or terminated by the Purchaser,
first, all principal amount of Term Loans for
which Sale Offers are validly received at a
price lower than the Clearing Price will be
purchased at the purchase price specified by
such participating Lender, and such tendered
principal amount will not be subject to pro
ration, and thereafter, all principal amount
of Term Loans tendered at the Clearing Price
will be acquired at such Clearing Price,
subject to pro ration procedures set forth
above. We will not purchase any principal
amount of Term Loans tendered at a price
above the Clearing Price.
In the event no Lenders have validly tendered
any Term Loans following the Purchase Offer
or as otherwise agreed to by the
Administrative Agent, the Purchaser reserves
the right at any time prior to the Expiration
Time (as may be extended by the Purchaser by
three business days) to amend the Purchase
Offer to increase the Maximum Offer Amount or
the Maximum Purchase Price for all Lenders.

In order to select the purchase price at
which a Lender wishes to sell its Term Loans,
each Lender must indicate in its (i) offer in
the form of Annex A (“Sale Offer”) and (ii)
Section 7 of the Assignment Agreement (form
of such agreement attached hereto as Annex
B), in each case the price within the
specified range (in multiples of $5 per
$1,000 principal amount) at which such Lender
wishes to offer the principal face amount of
its Term Loans for sale to the Purchaser (the
“Offer Price”). A Lender may not submit more
than one Sale Offer, and may not specify more
than one Offer Price in its Sale Offer.

Setting the Purchase Price	In the event any changes are required to the
executed Assignment and Assumption Agreement,
the Administrative Agent shall notify the
applicable Participating Lender of such
required changes and shall request an
acknowledgment by such Participating Lender,
which acknowledgement shall be provided by
such Participating Lender no later than two
days of receipt thereof.
Each Sale Offer shall be in an aggregate
amount of not less than $500,000, or such
lesser amount (x) as may be agreed to by the
Purchaser and the Administrative Agent, (y)
as shall constitute the aggregate amount of
the Term Loans of the Participating Lender or
(z) as shall constitute the aggregate pro
rata share of the Term Loans of the
Participating Lender in the event of pro
ration as contemplated herein (the “Minimum
Assignment Amount”).

Expiration Time	[TIME], New York City time on [DATE]

Effective Date	The effective date for the Purchase Offer
shall be the date recorded by the
Administrative Agent in the Register (as
defined in the Credit Agreement) in
accordance with Section 10.6(i)(iii) (the
“Borrower Assignment Effective Date”). From
and after such Borrower Assignment Effective
Date, no interest shall accrue and any Term
Loans purchased by the Purchaser shall be
deemed cancelled for all purposes and no
longer outstanding.

Purpose of the Purchase Offer	The purpose of the Purchase Offer is to
improve the consolidated financial position
of the Purchaser by acquiring and cancelling
a portion of the outstanding principal amount
of Term Loans at a discount to face amount.
The Purchaser believes such an improved
financial position will benefit those Lenders
that retain ownership of Loans and/or
Commitments (as each term is defined in the
Credit Agreement) after the consummation of
the Purchase Offer. Furthermore, the
Purchaser believes that the Purchase Offer
provides an opportunity to owners of Term
Loans to gain liquidity with respect to such
Term Loans that such Lenders may not
otherwise have. The Purchaser believes that
purchasing such Term Loans pursuant to the
Offer Documents is an effective use of our
cash resources at this time.

Conditions to the Purchase Offer	Delivery, to the Administrative Agent prior
to the Expiration Time, of a validly executed
(i) Assignment and Assumption Agreement and
(ii) Sale Offer; provided that the Purchaser
shall not be required to accept for payment,
purchase or pay for any principal amount of
Term Loans that are the subject of validly
executed and delivered Assignment and
Assumption Agreements and Sale Offers, and
may terminate any or all of the Purchase
Offer and treat all executed and delivered
Assignment and Assumption Agreements as null
and void and without any legal effect.

Withdrawal Rights	The Lenders shall have withdrawal rights
pursuant to the Offer Documents. Any Sale
Offer or Assignment and Assumption Agreement
delivered to the Administrative Agent may be
modified, revoked, terminated or cancelled by
a Lender prior to the Expiration Time.

Unpurchased Term Loans	All principal amount of Term Loans not purchased pursuant to the Offer Documents will remain outstanding.

Source of Funds	[The Purchaser intends to finance the Purchase Offer with available cash on hand.]

Acceptance and Payment of Term Loans	Upon the terms and subject to the conditions
set forth in the Offer Documents, the
Purchaser will purchase, by accepting for
payment, an aggregate principal amount of
Term Loans up to the Maximum Offer Amount
that are the subject of validly executed and
delivered (x) Assignment and Assumption
Agreements and (y) Sale Offer.
Administrative Agent will disseminate to the
Participating Lenders announcements in
connection with the Purchaser’s acceptance
for payment of Term Loans, notice of the
Clearing Price and any other relevant notices
or information through Syndtrak.
The Purchaser will make payment of the
purchase price for Term Loans accepted for
payment pursuant to the Offer Documents by
transmitting directly to the Participating
Lenders such payments in same-day funds on
the Borrower Assignment Effective Date. Any
Term Loans so purchased shall be deemed
cancelled for all purposes and no longer
outstanding.

Miscellaneous	All questions as to the form of documents and
validity and eligibility (including time of
receipt) of Term Loans that are the subject
of a Sale Offer will be determined by the
Purchaser and the Administrative Agent and
their determination will be final and
binding. The Purchaser’s and Administrative
Agent’s interpretation of the terms and
conditions of the Purchase Offer will be
final and binding.

Annex A

[FORM OF SALE OFFER]

Wachovia Bank, National Association
301 S. College Street
Charlotte, NC 28288-0608
Attention: Loan Trading Desk – Mike Clawson
Fax No.: 704- 383-0550
Email: michael.clawson@wachovia.com

Re: Offer to Purchase Term Loans under the Amerigroup Credit Agreement announced on Syndtrak on [DATE]

Ladies and Gentlemen:

Reference is made to (i) the Credit and Guaranty Agreement, dated as of March 26, 2007 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among Amerigroup Corporation (the “Purchaser”), certain subsidiaries of the Purchaser, the Lenders party thereto (“Lenders”), Wachovia Capital Markets, LLC, as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Bookrunner and as Syndication Agent, and Wachovia Bank, National Association (“Wachovia Bank”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as Issuing Bank, and (ii) the Notice of an Offer to Purchase announced on Syndtrak on [DATE].

The undersigned Lender of the Term Loans (as defined in the Credit Agreement) hereby attaches its validly executed Assignment Agreement hereto as Annex 1 and gives its irrevocable notice to the Administrative Agent that it desires to sell the principal amount of Term Loans held by such Lender to the Purchaser in accordance with Section 10.6(i) of the Credit Agreement at the sale prices specified below next to such principal amount:

Aggregate Principal Face Amount of Term Loans Offered for Sale7	Prepayment Price per $1,000 principal amount of Initial Term Loans (expressed as a discount to par)

Very truly yours,

[Name of Lender]

By:	—
Title:

6 No person has been authorized to give any information or to make any representations other than those contained in the Notice of an Offer to Purchase and the Outline of Auction Mechanics and, if given or made, such information or representations must not be relied upon as having been authorized. The Notice of an Offer to Purchase, the Outline of Auction Mechanics and the related documents (the “Offer Documents”) do not constitute an offer to buy or the solicitation of an offer to sell Term Loans in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of the Offer Documents nor any purchase of Term Loans will, under any circumstances, create any implication that the information contained in the Offer Documents is current as of any time subsequent to the date of such information.

7 Amount needs to be equal to a minimum of $500,000 (or such lesser amount (x) as may be agreed to by the Purchaser and the Administrative Agent, (y) as shall constitute the aggregate amount of the Term Loans of the assigning Lender or (z) as shall constitute the aggregate pro rata share of the Term Loans of the assigning Lender in the event of pro ration as contemplated herein).

EXHIBIT O

Purchase Notice

[Borrower Letterhead]

Wachovia Bank, National Association

301 S. College Street

Charlotte, NC 28288-0608

Attention: Loan Trading Desk – Mike Clawson

Re: Offer to Purchase Term Loans under the Amerigroup Credit Agreement

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of March 26, 2007 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among Amerigroup Corporation (the “Purchaser”), the subsidiaries of the Purchaser named therein, the lenders party thereto from time to time (“Lenders”), Wachovia Capital Markets, LLC, as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Bookrunner and as Syndication Agent, and Wachovia Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Issuing Bank.

The Purchaser hereby gives notice to the Administrative Agent that it is offering to purchase for cash up to $[     ] in aggregate principal face amount of Term Loans outstanding under the Credit Agreement at a purchase price not greater than $[     ] nor less than $[     ] per $1,000 principal amount.

Very truly yours,

AMERIGROUP CORPORATION

By:
Name:
Title: